Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $1.97; includes $0.92 per share in after-tax non-core items

•	Core net operating earnings before impact of alternative investments, $1.53 per share; includes $0.75 per share in COVID-19 related losses

•	Core net operating earnings of $1.05 per share; includes $0.48 per share loss from alternative investments and $0.75 per share in COVID-19 related losses

•	Overall Specialty P&C renewal rates up 13%, excluding workers’ compensation

•	Parent company cash of $500 million and excess capital of $850 million at June 30, 2020

•	Full year 2020 core net operating earnings guidance excluding the impact of alternative investments $6.60—$7.40 per share, an increase from our previous guidance of $6.45 to $7.25 per share

CINCINNATI – August 4, 2020 – American Financial Group, Inc. (NYSE: AFG) today reported 2020 second quarter net earnings attributable to shareholders of $177 million ($1.97 per share), compared to $210 million ($2.31 per share) in the 2019 second quarter. Net earnings for the 2020 second quarter included net favorable after-tax non-core items aggregating $82 million ($0.92 per share). These items included $161 million ($1.80 per share) in non-core after-tax net realized gains on securities, partially offset by after-tax annuity non-core losses of $47 million ($0.52 per share loss), and $32 million ($0.36 per share loss) for costs associated with the runoff of Neon, our Lloyd’s-based insurer. By comparison, net earnings in the 2019 second quarter included $18 million ($0.19 per share) in net favorable after-tax non-core items. Other details may be found in the table on the following page. AFG’s book value per share was $69.10 at June 30, 2020. Annualized return on equity was 14.1% and 16.0% for the second quarters of 2020 and 2019, respectively.

Core net operating earnings were $95 million ($1.05 per share) for the 2020 second quarter, compared to $192 million ($2.12 per share) in the 2019 second quarter. Core net operating earnings for the second quarters of 2020 and 2019 generated annualized returns on equity of 7.5% and 14.7%, respectively. The year-over-year decrease was the result of negative adjustments to the Company’s $2.2 billion of alternative investments that are marked to market through core operating earnings. The COVID-19 pandemic has had widespread financial and economic impacts, which adversely affected returns on alternative investments. Excluding the impact of alternative investments, AFG’s second quarter 2020 core net operating earnings decreased $12 million ($0.13 per share) year-over-year. Additional details may be found in the table below.

	Three Months Ended June 30,
Components of Pretax Core Operating Earnings	2020	2019	2020	2019	2020	2019
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments, net of DAC		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$129	$152	$(13)	$23	$116	$175
Annuity Pretax Core Operating Earnings	84	75	(42)	29	42	104
Other Expenses	(20)	(25)	—	—	(20)	(25)
Holding Company Interest Expense	(23)	(17)	—	—	(23)	(17)

Pretax Core Operating Earnings	170	185	(55)	52	115	237
Related Income Taxes	31	34	(11)	11	20	45

Core Net Operating Earnings (Loss)	$139	$151	$(44)	$41	$95	$192

Core Net Operating Earnings (Loss) Per Share	$1.53	$1.66	($0.48)	$0.46	$1.05	$2.12
Weighted Avg Diluted Shares Outstanding	90.0	91.0	90.0	91.0	90.0	91.0

P&C core operating earnings for the second quarter of 2020 also included $85 million ($0.75 per share) in COVID-19 related losses.

Beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the six month period ended June 30, 2019 are reconciled to historically reported Annuity Segment core operating earnings on page 6 of this release. Beginning prospectively with the first quarter of 2020, AFG’s core net operating earnings for its property and casualty insurance segment excludes the run-off operations of Neon (“Neon exited lines”). The Neon exited lines impact is highlighted in the table below.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Components of net earnings (loss) attributable to shareholders:
Core operating earnings before income taxes	$115	$236	$326	$465
Pretax non-core items:
Realized gains (losses) on securities	204	56	(347)	240
Annuity non-core earnings (losses)	(59)	(33)	(97)	(33)
Neon exited lines	(42)	—	(52)	—

Earnings (loss) before income taxes	218	259	(170)	672
Provision (credit) for income taxes:
Core operating earnings	20	45	60	93
Non-core items	31	5	(93)	44

Total provision (credit) for income taxes	51	50	(33)	137

Net earnings (loss), including noncontrolling interests	167	209	(137)	535
Less net earnings (loss) attributable to noncontrolling interests:
Core operating earnings (loss)	—	(1)	—	(4)
Non-core items	(10)	—	(13)	—

Total net earnings (loss) attributable to noncontrolling interests	(10)	(1)	(13)	(4)

Net earnings (loss) attributable to shareholders	$177	$210	$(124)	$539

Net earnings (loss):
Core net operating earnings(a)	$95	$192	$266	$376
Non-core items:
Realized gains (losses) on securities	161	45	(274)	190
Annuity non-core earnings (losses)	(47)	(27)	(77)	(27)
Neon exited lines	(32)	—	(39)	—

Net earnings (loss) attributable to shareholders	$177	$210	$(124)	$539

Components of Earnings (Loss) Per Share(b):
Core net operating earnings(a)	$1.05	$2.12	$2.94	$4.14
Non-core Items:
Realized gains (losses) on securities	1.80	0.48	(3.03)	2.09
Annuity non-core earnings (losses)	(0.52)	(0.29)	(0.86)	(0.29)
Neon exited lines	(0.36)	—	(0.43)	—

Diluted Earnings (Loss) Per Share	$1.97	$2.31	$(1.38)	$5.94

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Book value per share, excluding unrealized gains related to fixed maturities, was $56.95 per share at June 30, 2020. In the 2020 second quarter, AFG repurchased 1.2 million shares of its common stock at an average price of $63.71 per share, for a total of approximately $76 million.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, commented: “Our thoughts and prayers remain with those affected by the COVID-19 pandemic. We are thankful to those serving and caring for others, including healthcare professionals, first responders, military and other essential workers. The safety of our employees remains our top priority. We are proud of the resiliency, flexibility and commitment they have demonstrated as they continue to provide the secure, trusted service and support on which our agents and policyholders rely.

“We are very pleased with the performance of our core operating businesses and the results in our investment operations in the second quarter. Our liquidity and excess capital afford us the flexibility to effectively address and respond to the uncertainties introduced by COVID-19, and we believe our results demonstrate the value of our disciplined operating philosophy and portfolio of diversified specialty insurance businesses.

“AFG had approximately $850 million of excess capital at June 30, 2020. This number included parent company cash of approximately $500 million. We expect to continue to have significant excess capital and liquidity throughout 2020 and beyond. Specifically, our insurance subsidiaries are projected to have capital in excess of the levels expected by ratings agencies in order to maintain their current ratings, we have no near-term debt maturities and we maintain a $500 million undrawn credit facility.”

AFG has provided full year 2020 core net operating earnings per share guidance excluding earnings or losses from alternative investments (marked-to-market through core operating earnings), due to the uncertainty of the implications of COVID-19 and the resulting volatility in the financial markets. AFG now expects its 2020 core net operating earnings per share excluding alternative investments to be in the range of $6.60 to $7.40 per share, an increase from our previous guidance of $6.45 to $7.25 per share. For comparison, AFG’s 2019 full year core operating earnings per share excluding alternative investments were $7.11. In addition to excluding earnings on alternative investments where indicated, our 2020 core earnings per share expectations and guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and losses, and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects the impacts of (i) the continued negative impact of low interest rates (ii) a decline in property and casualty premiums as indicated in our detailed guidance, (iii) renewal rate actions taken on annuity policies near or after the end of their surrender charge period, and (iv) our current estimates of the impact of COVID-19 on AFG’s results of operations.

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $116 million in the second quarter of 2020, compared to $175 million in the prior year period, a decrease of $59 million (34%). Lower year-over-year P&C net investment income, due primarily to the impact of alternative investments, was the driver of the lower earnings. Absent the impact of alternative investments, second quarter 2020 pretax core operating earnings in AFG’s P&C Insurance Segment decreased $23 million (15%) compared to the prior year period reflecting the impact of higher cash balances and lower interest rates on investment income and slightly lower underwriting profit.

The Specialty P&C insurance operations generated an underwriting profit of $54 million in the 2020 second quarter, compared to $60 million in the 2019 second quarter. Second quarter 2020 underwriting results included $85 million in COVID-19 related losses. In the first quarter of 2020, the Company reported $10 million in COVID-19 related losses. Given the uncertainties surrounding the ultimate number or scope of claims relating to the pandemic, these charges, approximately 90% of which establish reserves for claims that have been incurred but not reported (IBNR), represent the Company’s current best estimate of losses from the pandemic and related economic disruption. Approximately 70% of AFG’s COVID-19 related losses were reported in our workers’ compensation, executive liability and trade credit businesses, with the remainder spread across a number of other businesses.

Higher underwriting profitability in our Property and Transportation Group was more than offset by lower underwriting profits in our Specialty Casualty and Specialty Financial Groups. The second quarter 2020 combined ratio of 95.2% was 0.2 points higher than the prior year period. Results in the second quarter of 2020 include 7.6 points of favorable prior year reserve development, compared to 3.4 points in the 2019 second quarter. In addition to the 7.6 points of negative impact of COVID-19 on the combined ratio for the second quarter of 2020, catastrophe losses added 2.3 points, compared to 0.9 points in the comparable prior year period. Catastrophe losses in the second quarter of 2020 included $4 million (0.4 points on the combined ratio) attributable to civil unrest losses.

Second quarter 2020 gross and net written premiums were down 8% and 11%, respectively, when compared to the second quarter of 2019, primarily as the result of the run-off of Neon. Excluding the impact of the Neon runoff, gross written premiums were up 2% and net written premiums decreased 1% year-over-year.

Average renewal pricing across our entire P&C Group was up approximately 9% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 13%. Both measures reflect an improvement from renewal rate increases achieved in the first quarter of 2020. Renewal pricing is the highest we have achieved in more than fifteen years in each of our Specialty P&C sub-segments and in our Specialty P&C Group overall.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $33 million in the second quarter of 2020, compared to $4 million in the second quarter of 2019. These results were primarily the result of higher favorable prior period reserve development in our transportation businesses. COVID-19 related losses were $3 million in this group in the second quarter, and catastrophe losses added another $15 million. By comparison, catastrophe losses were $8 million in the 2019 second quarter.

Second quarter 2020 gross and net written premiums in this group increased 6% and 1%, respectively, when compared to the second quarter of 2019, which was impacted by delayed acreage reporting from insureds as a result of excess moisture and late planting of corn and soybean crops. Excluding crop insurance, 2020 gross and net written premiums in this group decreased by 3% and 5%, respectively, when compared to the 2019 second quarter. Decreases in premiums due to return of premiums and reduced exposures as a result of COVID-19 were tempered by new business opportunities in our transportation, property and inland marine and ocean marine businesses. Overall renewal rates in this group increased 7% on average for the second quarter of 2020, an improvement from renewal rate increases achieved in the first quarter of 2020.

The Specialty Casualty Group reported an underwriting profit of $27 million in the second quarter of 2020, compared to $47 million in the second quarter of 2019. COVID-19 related losses were $52 million in the second quarter of 2020, primarily in our workers’ compensation and executive liability businesses. These losses, in addition to lower year-over year underwriting profits in our alternative markets and social services businesses, were partially offset by higher favorable prior year reserve development, primarily in our workers’ compensation business, higher profitability in our excess and surplus and excess liability businesses, and the impact of underwriting losses at Neon in the second quarter of 2019. Catastrophe losses for this group were $6 million in the second quarter of 2020, compared to $1 million in the 2019 second quarter.

Gross and net written premiums decreased 16% and 23%, respectively, for the second quarter of 2020 when compared to the same prior year period, primarily due to the run-off of Neon. Excluding the impact of Neon, gross written premiums increased 2% and net written premiums decreased by 5% in the second quarter of 2020 when compared to the same period in 2019. The COVID-19 pandemic has resulted in reduced exposures in our workers’ compensation businesses, which when coupled with renewal rate decreases, also were significant contributors to the lower year-over-year premiums. Gross and net written premiums in this group grew by 9% and 2%, respectively, when excluding both Neon and workers’ compensation. Significant renewal rate increases, coupled with new business opportunities in our excess and surplus and excess liability businesses contributed to this growth. Renewal pricing for this group was up 12% in the second quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 21%. Renewal rates in our Specialty Casualty Group overall and renewal rates adjusted to exclude the impact of workers’ compensation are an improvement from renewal rate increases achieved in the first quarter of 2020.

The Specialty Financial Group reported an underwriting loss of less than $1 million in the second quarter of 2020, compared to an underwriting profit of $21 million in the second quarter of 2019. Results in the 2020 second quarter period included COVID-19 related losses of $30 million primarily related to trade credit insurance. Catastrophe losses for this group were $5 million in the second quarter of 2020, and $3 million in the comparable 2019 period.

Gross and net written premiums for the second quarter of 2020 were both down 7%, when compared to the same 2019 period. Lower premiums resulted from the impact of various state regulations regarding moratoria on policy cancelations and the placement of forced coverage in our financial institutions business. Renewal pricing in this group was up approximately 6% for the quarter and is an improvement from renewal rate increases achieved in the first quarter of 2020.

Carl Lindner III stated, “Despite the headwinds and uncertainty associated with loss exposures resulting from COVID-19, our overall Specialty P&C Group underwriting margins were excellent and we are achieving exceptionally strong renewal pricing that is exceeding our objectives. Based on our results through the first six months of the year and our current expectations of the impact of COVID-19, we now expect P&C pretax core operating earnings, excluding the impact of alternative investments, in the range of $615 million to $675 million. We continue to expect an overall 2020 calendar year combined ratio in the range of 92% to 94%. We expect net written premiums to be down 5% to 11% when compared to the $5.3 billion reported in 2019, due primarily to the run-off of Neon. Excluding the impact of Neon, net written premiums are estimated to be 2% higher to 4% lower than the premiums reported in 2019.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

Annuity Core Operating Earnings – The table below reflects annuity core operating earnings under AFG’s definition utilized beginning in the second quarter of 2019. Annuity core operating earnings for the first six months of 2019 are reconciled to previously reported annuity operating results.

In millions	Three months ended June 30,		Six months ended June 30,
Components of Pretax Annuity Core Operating Earnings:	2020	2019	2020	2019
Pretax core operating earnings before alternative investments	$84	$75	$163	$150
Amounts previously reported as core operating, net	—	—	—	(11)

Pretax Annuity core operating earnings before alternative investments	84	75	163	139
Alternative Investments, net of DAC	(42)	29	(54)	55

Pretax Annuity Core Operating Earnings, as reported	$42	$104	$109	$194

Year over year growth in quarterly average invested assets	7%	12%	8%	12%
Alternative investments – change in market value during the period	(2.8%)	2.8%	(3.3%)	5.5%

Second quarter 2020 pretax annuity core operating earnings before earnings or losses from alternative investments increased 12% year-over-year, reflecting growth in annuity assets, higher than expected persistency, lower than expected expenses related to guaranteed benefits, a strong stock market and a reduction in cost of funds. These favorable items, which include items that may not necessarily recur, were partially offset by a decline in investment returns.

Craig Lindner stated, “We believe that the Annuity Segment’s 12% increase in comparable core operating earnings in the second quarter (before the impact of alternative investments) demonstrates the strong fundamentals of our business. Although the Annuity Segment’s return on its $1.3 billion of alternative investments was negative in the second quarter and first six months of 2020, the average annual return on these investments over the past five calendar years was nearly 10%.”

Annuity Premiums – AFG’s Annuity Segment reported gross statutory premiums of $687 million in the second quarter of 2020, compared to $1.35 billion in the second quarter of 2019, a decrease of 49%. Annuity sales were lower in all channels in the 2020 second quarter as a result of stay-at-home orders and other factors related to the COVID-19 pandemic that significantly impacted our access to distribution partners, as well as their access to current and prospective clients.

Craig Lindner commented, “As we noted when we announced our first quarter results, we anticipated a significant impact on annuity sales in the second quarter; this trend has continued into the third quarter. Despite this slowdown in sales, AFG’s average annuity investments grew more than 7% over the comparable prior year quarter, and average annuity reserves grew more than 6%. Our current best estimate is that 2020 gross annuity premiums will be between $3.4 billion and $3.9 billion, and result in growth in average investments and reserves of 5% to 7% in 2020. This growth also reflects higher persistency in 2020 compared to 2019, which we attribute, in large part, to the low interest rate environment.”

2020 Annuity Core Operating Earnings Guidance, Excluding Alternative Investments – While AFG continues to expect an attractive return on its alternative investments over the long term, due to ongoing volatility and uncertainty, it is difficult to forecast the returns on alternative investments for the Annuity Segment for the remainder of 2020. Pretax Annuity core operating earnings, excluding earnings from alternative investments, are expected to be in the range of $300 million to $320 million, an increase from our most recent guidance of $280 million to $310 million. By comparison, annuity core operating earnings excluding alternative investments was $298 million in 2019.

This guidance reflects (i) the continued negative impact of low short-term interest rates on the Annuity Segment’s approximately $4.9 billion net investment in cash and floating rate securities, and (ii) the favorable impact of more aggressive renewal rate actions taken by AFG on annuity policies near or after the end of their surrender charge period. We estimate our current renewal rate strategy will, once fully implemented and depending on surrender activity, result in annualized crediting rate savings of $35 to $50 million, which is the equivalent of reducing our overall cost of funds by 8 to 12 basis points. The guidance also assumes that the stock market and longer-term interest rates remain relatively flat.

Craig Lindner added, “The results in AFG’s Annuity Segment demonstrate our strong business fundamentals, pricing discipline and the success of our operating model. We have the ability to lower the crediting rates on $32 billion of annuity reserves by an average of 114 basis points, giving us a great deal of flexibility in helping us manage returns on our inforce business. Importantly, our business continues to have a strong capital position, enabling us to navigate the effects of the pandemic.

Annuity Non-Core Loss – In the second quarter of 2020, AFG reported an after-tax annuity non-core loss of $47 million ($0.52 per share loss), which reflects the unfavorable impact of lower than expected interest rates on fair value accounting for FIAs.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

Investments

AFG recorded second quarter 2020 net realized gains on securities of $161 million ($1.80 per share) after tax and after deferred acquisition costs (DAC), which included $124 million ($1.38 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized gains on securities of $45 million ($0.48 per share) in the comparable 2019 period.

Unrealized gains on fixed maturities were $1.0 billion after tax and after DAC at June 30, 2020, an increase of $168 million since year end. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the six months ended June 30, 2020, P&C net investment income was approximately 25% lower than the comparable 2019 period. Excluding the impact of alternative investments, P&C net investment income was 8% lower year-over-year, reflecting higher average cash balances and lower market interest rates.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Neon Exited Lines

On January 6, 2020, AFG publicly announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. The exit from this business will allow AFG to reallocate capital to its other insurance businesses and opportunities that have the potential to earn targeted returns on investment. AFG recognized non-core after-tax net expenses of $32 million ($0.36 per share) in the second quarter of 2020 related to the run-off of this business, which were primarily attributable to the impact of COVID-19 related losses.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $70 billion as of June 30, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to capital requirements; changes in costs associated with the exit from the Lloyd’s market and the run-off of AFG’s Lloyd’s-based insurer, Neon; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2020 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 5, 2020. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 2986141. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 12, 2020. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 2986141.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until August 12, 2020 at 11:59 p.m. (ET).

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2020-17

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
P&C insurance net earned premiums	$1,184	$1,200	$2,393	$2,373
Net investment income	468	580	1,012	1,122
Realized gains (losses) on securities	204	56	(347)	240
Income (loss) of managed investment entities:
Investment income	49	70	108	139
Loss on change in fair value of assets/liabilities	(5)	(2)	(48)	(2)
Other income	51	56	108	112

Total revenues	1,951	1,960	3,226	3,984

Costs and expenses
P&C insurance losses & expenses	1,180	1,149	2,307	2,240
Annuity and supplemental insurance benefits & expenses	391	372	780	711
Interest charges on borrowed money	23	17	40	33
Expenses of managed investment entities	38	59	86	114
Other expenses	101	104	183	214

Total costs and expenses	1,733	1,701	3,396	3,312

Earnings (loss) before income taxes	218	259	(170)	672
Provision (credit) for income taxes	51	50	(33)	137

Net earnings (loss) including noncontrolling interests	167	209	(137)	535
Less: Net loss attributable to noncontrolling interests	(10)	(1)	(13)	(4)

Net earnings (loss) attributable to shareholders	$177	$210	$(124)	$539

Diluted Earnings (Loss) per Common Share	$1.97	$2.31	$(1.38)	$5.94

Average number of diluted shares	90.0	91.0	90.0	90.8

Selected Balance Sheet Data:	June 30, 2020	December 31, 2019
Total cash and investments	$56,741	$55,252
Long-term debt	$1,912	$1,473
Shareholders’ equity(c)	$6,126	$6,269
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities) (c)	$5,049	$5,390
Book value per share	$69.10	$69.43
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$56.95	$59.70
Common Shares Outstanding	88.7	90.3

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2020	2019		2020	2019
Gross written premiums	$1,539	$1,664	(8%)	$3,065	$3,199	(4%)

Net written premiums	$1,123	$1,264	(11%)	$2,288	$2,411	(5%)

Ratios (GAAP):
Loss & LAE ratio	62.6%	60.2%		60.5%	59.6%
Underwriting expense ratio	32.6%	34.8%		33.2%	34.2%

Specialty Combined Ratio	95.2%	95.0%		93.7%	93.8%

Combined Ratio – P&C Segment	99.2%	95.1%		96.0%	93.9%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$611	$579	6%	$1,105	$1,018	9%
Specialty Casualty	752	896	(16%)	1,601	1,808	(11%)
Specialty Financial	176	189	(7%)	359	373	(4%)

	$1,539	$1,664	(8%)	$3,065	$3,199	(4%)

Net Written Premiums:
Property & Transportation	$426	$422	1%	$812	$766	6%
Specialty Casualty	511	662	(23%)	1,097	1,288	(15%)
Specialty Financial	139	149	(7%)	288	294	(2%)
Other	47	31	52%	91	63	44%

	$1,123	$1,264	(11%)	$2,288	$2,411	(5%)

Combined Ratio (GAAP):
Property & Transportation	91.7%	99.1%		92.3%	94.2%
Specialty Casualty	94.9%	92.5%		92.8%	93.4%
Specialty Financial	100.4%	85.6%		94.4%	88.6%
Aggregate Specialty Group	95.2%	95.0%		93.7%	93.8%

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(28)	$(6)	$(52)	$(32)
Specialty Casualty	(51)	(31)	(75)	(44)
Specialty Financial	(11)	(9)	(13)	(15)
Other Specialty	5	4	7	3

Total Specialty Reserve Development	$(85)	$(42)	$(133)	$(88)

Points on Combined Ratio:
Property & Transportation	(7.2)	(1.6)	(6.7)	(4.4)
Specialty Casualty	(9.3)	(4.7)	(6.7)	(3.5)
Specialty Financial	(8.0)	(5.9)	(4.5)	(5.1)
Aggregate Specialty Group	(7.6)	(3.4)	(5.8)	(3.7)
Total P&C Segment	(6.5)	(3.3)	(5.0)	(3.6)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Gross Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2020	2019		2020	2019
Gross Annuity Premiums:
Financial Institutions	$356	$742	(52%)	$1,067	$1,510	(29%)
Retail	169	310	(45%)	366	640	(43%)
Broker-Dealer	102	197	(48%)	257	430	(40%)
Pension Risk Transfer	23	50	(54%)	126	60	110%
Education Market	32	44	(27%)	71	93	(24%)
Variable Annuities	5	6	(17%)	10	11	(9%)

Total Gross Annuity Premiums	$687	$1,349	(49%)	$1,897	$2,744	(31%)

Components of Pretax Annuity Core Operating Earnings

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2020	2019		2020	2019
Revenues:
Net investment income	$421	$420	-%	$849	$826	3%
Other income	30	30	-%	65	58	12%

Total revenues	451	450	-%	914	884	3%
Costs and Expenses:
Annuity benefits	274	275	-%	561	542	4%
Acquisition expenses	57	65	(12%)	122	122	-%
Other expenses	36	35	3%	68	70	(3%)

Total costs and expenses	367	375	(2%)	751	734	2%

Annuity core operating earnings before items below	$84	$75	12%	$163	$150	9%
Amounts previously reported as core	—	—	nm	—	(11)	nm
Alternative investments marked to market, net of DAC	(42)	29	nm	(54)	55	nm

Pretax Annuity Core Operating Earnings	$42	$104	(60%)	$109	$194	(44%)

Supplemental Annuity Information*

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net interest spread before alternative investments	1.60%	1.72%	1.59%	1.71%
Net interest spread	1.24%	2.05%	1.38%	2.03%
Net spread earned before alternative Investments	0.80%	0.80%	0.81%	0.81%
Net spread earned	0.39%	1.11%	0.54%	1.10%

*	Excludes fixed annuity portion of variable annuity business.

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Core Operating Earnings before Income Taxes:
P&C insurance segment	$116	$175	$297	$360
Annuity segment	42	104	109	205
Annuity results previously reported as operating earnings	—	—	—	(11)
Interest and other corporate expenses	(43)	(42)	(80)	(85)

Core operating earnings before income taxes	115	237	326	469
Related income taxes	20	45	60	93

Core net operating earnings	$95	$192	$266	$376

b)

Because AFG had a net loss for the six months ended June 30, 2020, the impact of potential dilutive options (weighted average of 0.59 million shares) was excluded from AFG’s fully diluted earnings per share calculation. However, for the non-GAAP measure of core net operating earnings, the Company believes it is most appropriate to use the fully diluted share data that would have been used if AFG had net earnings for the six months ended June 30, 2020.

c)

Shareholders’ Equity at June 30, 2020 includes $1.0 billion ($11.62 per share) in unrealized after-tax, after DAC gains on fixed maturities and $47 million ($0.53 per share) in unrealized after-tax, after DAC gains on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2019 includes $862 million ($9.54 per share) in unrealized after-tax, after DAC gains on fixed maturities and $17 million ($0.19 per share) in unrealized after-tax, after DAC gains on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.